Exhibit 10.64

PROMISSORY NOTE

$3,000,000.00	Advance Date: December 17, 2004

Maturity Date: December 31, 2007

FOR VALUE RECEIVED, Occam Networks, Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”), at Four Palo Alto Square, 3000 El Camino Real, Suite 200, Palo Alto, CA 94306 or such other place of payment as the holder of this Promissory Note (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Three Million and 00/100 Dollars ($3,000,000.00) together with interest at eleven and ninety five hundredths percent (11.95%) per annum, from the date of this Note to maturity of each installment on the principal hereof remaining from time to time unpaid, such principal and interest shall be due and payable in monthly installments of accrued interest only on the first day of the month following the date of this Note through June 30, 2005 (the “Interest Only Payment Date(s)”), followed by equal monthly installments of principal and interest computed on the basis of a thirty (30) month amortization schedule through December 1, 2007. Each such monthly installment shall be due and payable on the respective dates (each, a “Payment Date”) which shall be the first day of August, 2005 and the first day of each of the following months through December 1, 2007, followed by a final payment of any unpaid principal and accrued and unpaid interest (“Maturity Date Payment”) being due and payable on the Maturity Date. If any payment for this Note shall be payable on a day other than a Business Day, then such payment shall be due and payable on the next succeeding Business Day. Interest shall be computed on the basis of a year consisting of twelve months of thirty days each. Any payments made under this Note shall not be available for reborrowing.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Senior Loan and Security Agreement dated December 17, 2004, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.

This Note has been negotiated and delivered to Lender and is payable in the State of California. This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER:	Occam Networks, Inc.

Signature:	/s/ Howard Bailey

Print Name:	Howard Bailey

Title:	Chief Financial Officer